Exhibit 5.1

Focus Media Network Limited Suite 102, Cannon Place P.O. Box 712 North Sound Rd., George Town Grand Cayman, KY1-9006 Cayman Islands	D: E:	+852 3656 6054 nathan.powell@ogier.com
	D: E:	+852 3656 6061 florence.chan@ogier.com

	Reference:	FYC/AGC/517139.00001

26 October 2026

Dear Sirs

Focus Media Network Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Securities Act). The Registration Statement relates to the offering by the Company (the Offering) of up to 5,000,000 class A ordinary shares of US$0.0001 par value each in the Company (the Class A Ordinary Shares), plus an option to purchase up to an addition of 750,000 Class A Ordinary Shares, or 15% of the total number of the Class A Ordinary Shares to be offered pursuant to the Offering to cover the over-allotment to be granted to the underwriters (collectively, the Offering Shares).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 27 January 2026 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 31 March 2026 (the Memorandum and Articles);

(c)	the certificate of good standing dated 15 October 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier

Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3010 0960 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	the register of directors and officers of the Company provided to us on 10 February 2026 (the ROD);

(e)	the register of members of the Company as at 7 October 2026 and provided to us on 21 October 2026 (the ROM, and together with the ROD, the Registers);

(f)	the written resolutions of the sole director of the Company dated 6 October 2026 approving, inter alia, the Company’s filing of the Registration Statement and issuance of the Offering Shares (the Reviewed Resolutions);

(g)	the certificate from a director of the Company dated 26 October 2026 as to certain matters of facts (the Director’s Certificate);

(h)	the Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 26 October 2026; and

(i)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Reviewed Resolutions were duly passed in accordance with the Memorandum and Articles and remain in full force and effect, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the relevant Reviewed Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company, restructuring officer and no receiver has been appointed over any of the Company’s property or assets;

(h)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(i)	upon the issuance of the Offering Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(j)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offering Shares and none of the Offering Shares have been offered or issued to residents of the Cayman Islands; and

(k)	the Company currently is, immediately prior to and upon the allotment and issuance of the Offering Shares will be, able to pay its liabilities as they fall due.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share Capital

(b)	The authorised share capital of the Company is US$100,000,000 divided into 800,000,000,000 class A ordinary shares of a par value of US$0.0001 each, 80,000,000,000 class B ordinary shares of a par value of US$0.0001 each, and 120,000,000,000 class C ordinary shares of a par value of US$0.0001 each.

Valid Issuance of Offering Shares

(c)	The issuance and allotment of the Offering Shares has been duly authorised for issuance and, when:

(i)	issued and allotted against payment in full of the consideration therefor, which shall not be less than the par value per Class A Ordinary Share, in accordance with the terms set out in the Registration Statement, the Reviewed Resolutions and the Company’s then effective memorandum and articles of association, will be validly issued, fully paid and non-assessable; and

(ii)	such issuance of Offering Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	Once the register of members of the Company has been updated to reflect such issuance and allotment of Offering Shares, the shareholders as recorded in the register of members of the Company will be deemed to have legal title to the Offering Shares set against their respective names.

Registration Statement - Taxation

(e)	The statements contained in the Registration Statement in the section headed “Material Tax Consideration - Cayman Islands Taxation”, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement (or as to how the commercial terms of the Offering reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Material Tax Consideration - Cayman Islands Taxations” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Offering Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier